State of Delaware
Secretary of State
Division of Corporations
Delivered 10:10 AM 03/13/2014
FILED 10:10 AM 03/13/2014
SRV 140326884 - 5496129 FILE

STATE of DELAWARE
CERTIFICATE of INCORPORATION
A STOCK CORPORATION

- First; The name of this Corporation is Jublice4 Gold, Inc.

- Second: Its registered office in the State off Delaware is to be located at 1201 Orange St., Suite 600, One Commerce Center Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The registered agent in charge thereof is Agents and Corporations, In County of New Castle.

- Third: The purpose of the corporation is to engage in any lawful actor activity for which corporations may be organized under the General Corporation Law of Delaware.

- Fourth; The amount of the total stock or this corporation is authorized to issue is 220,000,000 shares (number of authorized shares) with a par value of $0.001 per share, consisting of 200,000,000 shares of common Stock, par value $0.001 per share (the "Common Stock") and 20,000,000 shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock"), in such classes and with such Rights and Privileges as the Board of Directors may hereafter determine.

- Fifth: The name and mailing address of the incorporator are as follows:

  Michael A. Littman
  7609 Ralston Road
  Arvada, CO 80002

- I the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 12th day of March AD. 2014

BY: ______________
(Incorporator)

NAME: Michael A. Littman